                             AMENDMENT NO. 3 TO THE
                            PARTICIPATION AGREEMENT

     This Amendment to the Participation Agreement ("Agreement") by and among MetLife Insurance Company of Connecticut ("Company"), on behalf of itself and certain of its separate accounts, Pioneer Investment Management, Inc. ("PIM"), the investment adviser of the Pioneer Variable Contracts Trust (the "Trust"), Pioneer Funds Distributor, Inc. ("PFD"), and the Trust is made and entered into effective as of May 1, 2011. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

     WHEREAS, the parties agree to distribute the prospectuses of the Portfolios of the pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

     1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

     2. The Trust shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses.

     3. The Trust and PIM each represent and warrant that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its Portfolios. The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

     4. The Trust and PIM each agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses, that such web page will contain the current Fund documents required to be posted in compliance with Rule
          498. The Trust shall promptly notify the Company of any unexpected interruptions in the availability of this web page.

     5. The Trust and PIM represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Trust, PIM or one of their affiliates. The Trust and PIM further represent and warrant that any information obtained about contract owners will be used solely for the purpose of responding to requests for additional Fund documents.

     6. The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

     7. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

     8. The Trust and PIM employ reasonable safeguards to prevent the documents contained on the web page, and the documents provided to the Company for purposes of electronic delivery, from containing any virus.

     9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and PIM will provide the Company with at least 60 days' advance notice of their intent.

     10. The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment, as applicable.

     11. The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather its use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust and PIM sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 29, 2011.

Pioneer Investment Management, Inc.

By: /s/ Mark D. Goodwin
    ------------------------------
Name: Mark D. Goodwin
Title:Executive Vice President, Chief Operation Officer

Pioneer Variable Contracts Trust

By: /s/ Christopher J. Kelley
    ------------------------------
Name: Christopher J. Kelley
Title: Secretary

Pioneer Funds Distributor, Inc.

By: /s/ Mark D. Goodwin
    ------------------------------
Name: Mark D. Goodwin
Title: Executive Vice President, Chief Operation Officer

MetLife Insurance Company of Connecticut

By: /s/  Paul L. LeClair
    ------------------------------
Name: Paul L. LeClair
Title: Vice President